Exhibit (a)(9)

CONTACTS:	Arnold Nixon
(510) 620-5000

For Immediate Release

DICON FIBEROPTICS, INC. TERMINATES ISSUER TENDER OFFER

RICHMOND, CALIFORNIA (June 5, 2006): DiCon Fiberoptics, Inc. today announced that it has terminated its self-tender offer for up to 154,500 shares of common stock. DiCon had commenced the offer on April 25, 2006 for a per share price of $1.00. In light of the shareholders’ response to the tender offer, the board of directors now has determined that, to continue with the offer would not achieve its stated purpose of the tender offer, which was to reduce the Company’s holders of record below 300 thereafter take action enabling the Company to stop filing periodic reports and other information with the Securities and Exchange Commission.

As of June 5, 2006, approximately 9,915,913 shares of DiCon Common Stock had been tendered to the Company at the price of $1.00 per share. The Company has not purchased any shares tendered pursuant to this tender offer and will return all tendered shares to tendering shareholders or their appointed custodians.

The Board of Directors remains committed to reducing the number of holders of record below 300 so that the Company may exit the SEC reporting system. To that end, the Board currently is evaluation a possible two-step transaction involving a modest reverse stock split, designed to increase the number of odd-lot holders, followed by a new limited issuer tender offer.

Certain of the foregoing statements, including but not limited to, statements regarding going-private and the proposed transaction, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of DiCon to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. DiCon expressly disclaim any obligation or undertaking to update the forward-looking statements except as required under applicable law.